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                                                                     EXHIBIT (8)


                                                                    May 11, 1995


FIRST UNION CORPORATION,
One First Union Center,
Charlotte, North Carolina 28288-0013


AMERICAN SAVINGS OF FLORIDA, F.S.B.,
17801 N.W. Second Avenue,
Miami, Florida 33169-5089


Ladies and Gentlemen:


     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned merger (the "Merger") of American Savings of Florida, F.S.B., a stock federal savings bank organized under the laws of the United States ("ASF") with and into a subsidiary national bank of First Union (the "Subsidiary"), pursuant to the Agreement and Plan of Merger, dated as of the 4th day of December, 1994, by and between ASF and First Union (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.


     We have assumed with your consent that:


     (a) the Merger will be effected in accordance with the Merger Agreement,


     (b) The representations contained in the letters of representation from ASF and First Union to us dated May 8, 1995 and April 20, 1995, respectively, will be true on the Effective Date, and


     (c) the price of FUNC Shares as of the Effective Date will not be less than 80 percent of the FUNC Average Closing Price.


     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and that


          (i) no gain or loss will be recognized for federal income tax purposes by ASF stockholders upon the exchange in the Merger of shares of ASF Common Stock solely for FUNC Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Shares);


          (ii) the basis of FUNC Shares received in the Merger by ASF stockholders (including the basis of any fractional share interest in FUNC Shares) will be the same as the basis of the shares of ASF Common Stock surrendered in exchange therefor;


          (iii) the holding period of FUNC Shares received in the Merger by an ASF stockholder (including the holding period of any fractional share interest in FUNC Shares) will include the holding period during which the shares of ASF Common Stock surrendered in exchange therefor were held by the ASF stockholder, provided such shares of ASF Common Stock were held as capital assets; and


          (iv) cash received by a holder of ASF Common Stock in lieu of a fractional share interest in FUNC Shares will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the ASF Common Stock allocable to the fractional share interest.


     The tax consequences described above may not be applicable to an ASF stockholder who acquired the stock of ASF pursuant to the exercise of an employee stock option or right or otherwise as compensation, or to an ASF stockholder that holds its ASF Common Stock as part of a "straddle" or "conversion transaction" or that is an insurance company, securities dealer, financial institution or foreign person.


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     We hereby consent to the reference to us under the heading "The
Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                      Very truly yours,
                                      SULLIVAN & CROMWELL